EXHIBIT 99.1
United States Oil and Gas Corp Reports Financial Results for Quarter

AUSTIN, TX, May 20, 2011 -- United States Oil and Gas Corp (OTCQB: USOG) announced the filing of its Quarterly Report on Form 10-Q and its financial results for the three months ended March 31, 2011.  The following are highlights from the report.

The Company reported revenue of $7.1 million, a 31% increase compared to $5.4 million in restated sales for the first quarter of 2010. Net loss for the quarter of $535,000 was $104,000 lower than during the same period in 2010. Loss includes accretion expense from derivative instruments of $225,000 for the three months ended March 31, 2011 compared to $67,000 for the same period in 2010 and a net loss from conversion of debt of $136,000 for the three months ended March 31, 2011 compared to $0 for the same period in 2010. Both of these items are non-cash expense items.

Net loss was also affected by the booking of reserve against accounts receivable of $170,000.  During 2010 we adopted a policy of reserving all receivables over 90 days past due. CEO Alex Tawse commented, “The overall economy appears to be improving, and we anticipate slowly increasing sales during 2011. The increase in oil and gas prices in the first quarter of 2011 had a positive impact on sales but did not materially affect volume. At United we expect improved sales volume due in part to the planned opening of a second retail store late in 2011 and continued growth in the propane business due to increase in economic activity in the area.”

We consider a number of liquidity and working capital performance ratios in evaluating our financial condition.  The following table includes certain ratios, working capital information, and summarized cash flows for use in understanding our current liquidity and recent trends in this area:

Liquidity and Working Capital Performance Measures	March 31, 2011	December 31, 2010
Ratio of current assets to current liabilities	0.74	0.65
Ratio of total assets to total liabilities	0.96	0.91
Working capital (current assets minus current liabilities)	$(924,000)	$(1,286,000)
Net cash provided by (used in) the three months ended:	March 31, 2011	March 31, 2010
Operating activities	$13,000	$28,000
Investing activities	(24,000)	34,000
Financing activities	49,000	104,000
Earnings before taxes, interest, depreciation/amortization gain/loss on convertible debt (Modified EBITDA)	$(82,000)	$(411,000)

Balance sheet ratios and working capital improved during the three months ended March 31, 2011 as overall debt was reduced.

We use a modified EBITDA number as a key performance measure. Modified EBITDA is net income adjusted by removing tax expense, interest expense, depreciation and amortization expense, amortization of discount on convertible debt, and gain and loss on the conversion of debt. We feel that this provides an accurate and useful measure of performance because it eliminates non-cash expenses that are largely unrelated to operations. The following presents a reconciliation of our modified EBITDA to Net Income:

EXHIBIT 99.1
	Three months ended
	March 31, 2011	March 31, 2010
Modified EBITDA	$(82,000)	$(411,000)
Income Tax Expense	-	(30,000)
Net Interest (Income)/Expense	(19,000)	(21,000)
Depreciation Expense	(54,000)	(53,000)
Amortization Expense	(20,000)	(20,000)
Amortization of discount on convertible debt	(224,000)	(67,000)
Loss on Conversion of Debt	(136,000)	(5,000)
Net Income:	$(535,000)	$(607,000)

The modified EBITDA balance for the three months ended March 31, 2011 was a loss of $82,000, an improvement of $329,000 over the same period in 2010. Modified EBITDA does not adjust for expense associated with reserve for bad debts which totaled $170,000 for the three months ended March 31, 2011 and $169,000 for the same period in 2010.

About USOG

United States Oil and Gas Corp (OTCQB: USOG) is an oil and gas products, services and technology company headquartered in Austin, Texas. Through our subsidiaries, we market and distribute refined oil and gas (diesel, gasoline, propane, high octane racing fuels and lubricants) to wholesale and retail customers in the United States. We own all of the plant storage, transportation and maintenance equipment used at our locations in Plainville, Utica, and Palco, Kansas. We own and operate a gas station and convenience store in Belcourt, and hold approximately six acres of developable land in Bottineau, North Dakota. We are focused on acquiring and growing domestic mid size family-run oil and gas services businesses with historically profitable results, strong balance sheets, high profit margins, and solid management teams in place. The company reported 2010 revenue of $24.7 million up from $9.4 million in 2009.

The Company has tried to identify any forward-looking statements contained in this press release using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information catered in this press release including such forward-looking statements. Refer to “Item 1A – Risk Factors” in our Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission for a discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Contact:
James Crimi
Investor Relations
+1-512-464-1226
investor.relations@usaoilandgas.com